EXHIBIT 8
INFINEON TECHNOLOGIES AG
Significant Subsidiaries and Associated Companies
as of September 30, 2006

Corporate name	Registered office
Infineon Group:
ALTIS Semiconductor S.N.C(1)	Essonnes, France
Infineon Technologies Asia Pacific Pte. Ltd.	Singapore
Infineon Technologies Austria AG	Villach, Austria
Infineon Technologies China Co. Ltd.	Shanghai, People's Republic of China
Infineon Technologies Dresden GmbH & Co. OHG	Dresden, Germany
Infineon Technologies Finance GmbH	Munich, Germany
Infineon Technologies France S.A.S	Saint Denis, France
Infineon Technologies Holding B.V.	Rotterdam, The Netherlands
Infineon Technologies Holding North America Inc.	Delaware, USA
Infineon Technologies Investment B.V.	Rotterdam, The Netherlands
Infineon Technologies Japan K.K.	Tokyo, Japan
Infineon Technologies North America Corp.	Delaware, USA
Infineon Technologies SensoNor AS	Horten, Norway
Infineon Technologies (Advanced Logic) Sdn. Bhd	Malacca, Malaysia
Infineon Technologies (Kulim) Sdn. Bhd	Kulim, Malaysia
Infineon Technologies (Malaysia) Sdn. Bhd	Malacca, Malaysia

Qimonda Group:
Qimonda AG(2)	Munich, Germany
Qimonda (Melaka) Sdn. Bhd	Malacca, Malaysia
Qimonda Asia Pacific Pte. Ltd.	Singapore
Qimonda Dresden GmbH & Co. OHG	Dresden, Germany
Qimonda Flash GmbH	Dresden, Germany
Qimonda Holding B.V.	Rotterdam, The Netherlands
Qimonda North America Corp.	Delaware, USA
Qimonda Portugal S.A.	Vila do Conde, Portugal
Qimonda Richmond, LLC	Delaware, USA
Qimonda Technologies (Suzhou) Co., Ltd(3)	Suzhou, People's Republic of China

(1)	50.01% interest held by Infineon.

(2)	85.88% ownership interest held by Infineon.

(3)	45.00% interest held by Qimonda.